Exhibit 99.1
SeraCare Life Sciences Reports First Quarter Fiscal Year 2008 Results
Milford, MA, February 14, 2008— SeraCare Life Sciences, Inc. (SRLS: PK) today reported financial results for the first quarter of fiscal year 2008 ended December 31, 2007.
Revenue for the first quarter of fiscal year 2008 increased by 27.3%, or $2.7 million, to $12.6 million from $9.9 million in the first quarter of fiscal year 2007. Diagnostic & Biopharmaceutical Products revenue during the same period increased by 31.9%, or $2.2 million, while BioServices revenue increased by 16.7% or $0.5 million. Net loss was $0.7 million in the quarter ended December 31, 2007 compared to a net loss of $2.8 million in the quarter ended December 31, 2006. Net loss per share on a basic and fully diluted basis was $0.04 in the first quarter of fiscal year 2008 compared to $0.20 in the first quarter of fiscal year 2007.
“In the first quarter SeraCare recorded increases in revenue in both of our key business segments demonstrating the inherent strength of our core business,” stated Susan Vogt, President and CEO of SeraCare. “While a portion of the first quarter revenue growth is due to sales of therapeutic grade albumin products that we do not expect to repeat at the same level due to a previously disclosed change in supplier, we do expect to continue to benefit from increased revenues in our core product lines and plan to introduce additional products and services to generate new sales to offset the reduction in albumin revenue during the remainder of fiscal year 2008. As we continue to make investments in product development, service and manufacturing capacity, we are confident that we are not only providing innovative solutions to our life sciences customers, but that we are also building a solid platform for sustainable long-term growth.”
SeraCare First Quarter Highlights

▪	Launched two new products: Accurun A372 HPV DNA control with extended stability for use in molecular diagnostics of human papilloma virus and Interferon gama ELISpot Assay Kit for immune response monitoring

▪	Launched new clinical testing services and closed on first contract with a major in vitro diagnostics company for performance evaluation of a major diagnostic test platform

▪	Secured two 30-month commercial contracts valued collectively at $4.1 million to provide external quality assurance programs for ELISpot (enzyme-linked immuno spot) and adenovirus neutralization assays in support of HIV vaccine research

▪	Announced build-out of a state-of-the-art research and manufacturing campus in Milford, MA, dramatically increasing manufacturing capabilities of products for biopharmaceutical and in vitro diagnostics companies and unifying key functions in one location
About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human and animal diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.
Forward-Looking Statements:
This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of

SeraCare’s competitors, changes in the regulatory environment, the availability of financing, and results of litigation and government investigation. Many of these factors are beyond our ability to control or predict. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
Contacts:
Gregory A. Gould
SeraCare Life Sciences, Inc.
508-244-6400
Sarah Cavanaugh
MacDougall BioMedical Communications
781-235-3060